Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-130789-06

---------------Original Message---------------

From: [Identifying Information Redacted]

Sent: Wednesday, June 06, 2007 3:51 PM

Subject: *New Issue CMBS: BSCMS 2007-PWR16 **PRICING DETAILS**

**	BSCMS 2007-PWR16 ** $3.3Bn Fixed Rate CMBS <Pxing Details>

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley

Rating Agencies: Moody’s, Fitch

Structure:

CL	SIZE($MM)	MDYS/FIT	A/L	YIELD	COUPON	PX LEV	PRICE	CUSIP
A1	83.0	Aaa/AAA	3.39	5.522	5.593	S+13	100.24957	07388YAA0
A2	681.0	Aaa/AAA	4.87	5.648	5.661	S+22	100.54843	07388YAB8
A3	58.2	Aaa/AAA	6.71	5.804	5.713	S+33	100.18866	07388YAC6
AAB	130.7	Aaa/AAA	7.29	5.758	5.713	S+27	100.47969	07388YAD4
A4	954.4	Aaa/AAA	9.76	5.824	5.713	S+28	100.13945	07388YAE2
A1A	412.5	Aaa/AAA	*** NOT OFFERED ***
AM	331.4	Aaa/AAA	9.87	5.867	5.713	S+32	99.82354	07388YAG7
AJ	273.4	Aaa/AAA	9.94	5.918	5.713	S+37	99.44456	07388YAH5
*B	33.1	Aa1/AA+	9.96	5.969	5.713	S+42	99.07563	07388YAS1
*C	33.1	Aa2/AA	9.96	5.999	5.713	S+45	98.85695	07388YAU6
*D	33.1	Aa3/AA-	9.96	6.069	5.713	S+52	98.34905	07388YAW2
*E	20.7	A1/A+	9.96	6.119	5.713	S+57	97.98826	07388YAY8
*F	24.9	A2/A	9.96	6.199	5.713	S+65	97.41444	07388YBA9
*G	29.0	A3/ A-	9.96	6.289	5.713	S+74	96.77392	07388YBC5
*H	41.4	Baa1/BBB+	9.96	6.599	5.713	S+105	94.60784	07388YBE1
*J	33.1	Baa2/BBB	9.96	6.899	5.713	S+135	92.56947	07388YBG6
*K	33.1	Baa3/BBB-	*** NOT OFFERED ***
*X	3,313.9**	Aaa/AAA	N/A	N/A	N/A

*	Subject to rule 144A
**	Notional Balance

Settlement: 5/27/2007

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.